Exhibit 35.1

[LOGO] WELLS FARGO                                     Wells Fargo Home Mortgage
       HOME MORTGAGE                                   One Home Campus
                                                       Des Moines, IA 50328-0001


                             Wells Fargo Bank, N.A.
                          Servicer Compliance Statement

1. I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2006 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached Exhibit A (the "Servicing Agreements") has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2006, with the exception of the following failure(s) to fulfill any such obligation in any material respect:

For certain loans sub-serviced by Wells Fargo or for which servicing rights were acquired on a bulk-acquisition basis, Wells Fargo determined that it provided incomplete data to some third parties who use such data to calculate delinquency ratios and the status of loans with respect to bankruptcy, foreclosure or real estate owned. The incomplete reporting only affected securitizations that included delinquent loans. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided. Wells Fargo subsequently included additional data in monthly remittance reports, providing the actual borrower due date and unpaid principal balance, together with instructions to use these new fields if such monthly remittance reports are used to calculate delinquency ratios.


/s/ John B. Brown
-------------------------
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.

March 1, 2007



                                         Wells Fargo Home Mortgage
                                         is a division of Wells Fargo Bank, N.A.
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EXHIBIT A

                                                MASTER SERVICER/
 CLIENT    INV#             INV                      TRUSTEE        DEAL NAME
 ------    ----             ---                      -------        ---------
  106      P47    MORGAN PMSR MSAC 2006-HE3         DEUTSCHE      MSAC 2006-HE3
  106      P48    MORGAN PMSR MSAC 2006-HE4         DEUTSCHE      MSAC 2006-HE4
  106      P51    MORGAN PMSR MSAC 2006-NC4         DEUTSCHE      MSAC 2006-NC4
  106      P54    MORGAN PMSR MSAC 2006-HE5         DEUTSCHE      MSAC 2006-HE5
  106      P61    MORGAN PMSR MSAC 2006-HE6         DEUTSCHE      MSAC 2006-HE6